Exhibit 99


Siliconix Reports Increased Sales and Significantly Higher Net Income Both Quarter-to-Quarter and Sequentially


SANTA CLARA, Calif.--(BUSINESS WIRE)--May 4, 2004--Siliconix incorporated (NASDAQ:SILI), an 80.4% owned subsidiary of Vishay Intertechnology, Inc. (NYSE:VSH), announced that net income was $14.0 million, or $0.47 per share, for the first quarter ended April 3, 2004. This is an increase of 40% over the net income of $10.0 million, or $0.33 per share, in the first quarter of 2003 and 33% over the net income of $10.5 million, or $0.35 per share, in the fourth quarter of 2003. Sales for the first quarter of 2004 were $118.4 million, an increase of 21% over the $97.8 million for the first quarter of 2003 and 9% over the $108.6 million in the fourth quarter of 2003.

The gross margin for the first quarter of 2004 was 30%, compared to 29% in both the first and fourth quarters of 2003. The Company expects that demand will remain strong throughout the year and that, accordingly, the pricing environment should remain favorable.

Research and development expenses for the first quarter of 2004 increased $200,000 sequentially and $600,000 year-to-year.

Selling, marketing, and administration expenses increased by 5% sequentially and by 19% from the first quarter of 2003, as a result of increased sales commissions due to increased sales, as well as increased marketing activities. The Company also incurred increased legal costs related to enforcement of its patent portfolio.

Dr. King Owyang, Siliconix President and CEO, said, "Bookings remained very strong in the first quarter of 2004, with a book-to-bill ratio of 1.25, compared to 1.3 for the fourth quarter and 0.9 for the first quarter of last year. Bookings in the first quarter were the second highest in history (after the second quarter of 2000), and at the end of the quarter, our backlog was 23% higher than at the end of the fourth quarter. The broad-based demand that we noted last February, encompassing all of our major markets and all geographic areas, has continued, and we see no signs of abatement at this time. Even corporate IT spending has begun to revive, and the fixed telecommunications market segment, which had been weak last year, is starting to rebound."

He continued, "The high demand levels have created longer lead times, but customers continue to request short-term delivery. As we reported last February, most of our product lines are at full capacity utilization. Therefore, this year we plan to double our capital investment compared to 2003 to address our internal capacity needs."

He noted, "Our award-winning Si9122/9123 Power IC products, the industry's first 500-KHZ PWM controllers to combine two integrated MOSFET drivers and integrated signal drivers to be used for fixed-telecom power supplies, are getting wide market acceptance and are expected to become the industry standard for the half-bridge primary side drivers. In addition, we continue to grow our family of highly efficient DC-to-DC converter PowerMOS products using our state of the art WFET(R) process technology. Responding to the need for high performance yet very small form factor electronic switches, we have launched a new offering in our MICRO FOOT(R) (chip scale) family for power management and safety switches for portable hand held devices. Our design activities remain a focus for us and I am pleased that we successfully closed over 200 new design wins in the first quarter, including new platforms for the power supply market and consumer entertainment systems."

Dr. Owyang concluded, "Our consistent approach to solution-based investments will continue to enhance our leadership in key markets. At the same time, our cost reduction programs and improving manufacturing efficiencies position us to further penetrate power management applications in the telecommunications, portable computer, consumer, industrial, and automotive markets. We believe that this strategy is behind our success, both in the market place and financially. The Company's financial position continues to be very strong; we are debt free and are financing our growth with internal profits. In the first quarter, we generated more than $20 million in cash from operations, and our cash position is now close to $300 million."

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2003 worldwide sales of $392.1 million, the Company's facilities include a Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and an affiliated Class 1 wafer fab located in Itzehoe, Germany. The Company's products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan, and Israel.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.

The Siliconix results will be discussed during the Vishay Intertechnology, Inc. conference call scheduled for Tuesday, May 4, 2004 at 11:00 A.M. (EDT). The dial-in number for the conference call is 800-553-0272 (612-332-0418 if calling from outside the United States or Canada). The conference operator will require the two following pieces of information in order to admit you into the call:
Company Name: Vishay Intertechnology, Inc.; and Moderators: Vishay Executives. There will be a replay of the conference call from 2:30 P.M. (EDT) on Tuesday, May 4, 2004 through 11:59 P.M. (EDT) on Sunday, May 9, 2004. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 728880.

Statements contained herein that relate to the Company's future performance, including statements with respect to anticipated improvements in the Company's business and business climate, future product innovation, and implementation of cost savings strategies, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that the Company serves, cancellation of orders, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                             SILICONIX INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                    Unaudited

(In thousands)                                     April 3,        December 31,
                                                     2004             2003
                                                  ---------        -----------
Assets
Current assets:
  Cash and cash equivalents                       $ 296,078          279,464
  Accounts receivable, net                           53,897           49,807
  Accounts receivable from affiliates                29,259           27,800
  Inventories                                        62,566           63,229
  Other current assets                               19,654           24,429
  Deferred income taxes                               3,508            3,508
                                                  --------------------------
    Total current assets                            464,962          448,237
                                                  --------------------------

Property, plant, and equipment, at cost:
  Land                                                1,715            1,715
  Buildings and improvements                         58,009           57,761
  Machinery and equipment                           369,472          369,350
                                                  --------------------------
                                                    429,196          428,826
  Less accumulated depreciation                     292,288          284,735
                                                  --------------------------
    Net property, plant, and equipment              136,908          144,091
Goodwill                                              7,445            7,445
Other assets                                          1,595            1,397
                                                  --------------------------
    Total assets                                  $ 610,910          601,170
                                                  ==========================

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                $  28,308           31,196
  Accounts payable to affiliates                     30,168           32,256
  Accrued payroll and related compensation            8,846            8,776
  Other accrued liabilities                          31,176           30,843
                                                  --------------------------
    Total current liabilities                        98,498          103,071
                                                  --------------------------

Accrued pension benefits                              3,192            3,137
Deferred income taxes                                15,498           15,498
Other non-current liabilities                        52,371           52,161
Minority interest                                     3,203            3,143
                                                  --------------------------
    Total liabilities                               172,762          177,010
                                                  --------------------------

Commitment and contingencies
Stockholders' equity:
  Common stock                                          299              299
  Additional paid-in-capital                         59,373           59,373
  Retained earnings                                 379,621          365,619
  Accumulated other comprehensive loss               (1,145)          (1,131)
                                                  --------------------------
    Total stockholders' equity                      438,148          424,160
                                                  --------------------------
    Total liabilities and stockholders'
     equity                                       $ 610,910          601,170
                                                  ==========================

                             SILICONIX INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited


                                                          Three Months Ended
(In thousands, except per share amounts)                April 3,       March 29,
                                                          2004           2003
                                                       ---------      ---------

Net sales                                              $ 118,383      $  97,826
Cost of sales                                             82,873         69,928
                                                       ------------------------

Gross profit                                              35,510         27,898

Operating expenses:
Research and development                                   5,294          4,687
Selling, marketing, and administration                    13,096         10,980
                                                       ------------------------

Operating income                                          17,120         12,231
Interest income (expense)                                    608            585
Other income (expense) - net                                 283             67
                                                       ------------------------

Income before taxes and minority interest                 18,011         12,883
Income taxes                                              (3,949)        (2,821)
Minority interest in income of consolidated
 subsidiary                                                  (60)           (60)
Net income                                             $  14,002      $  10,002
                                                       ========================

Net income per share (basic and diluted)               $    0.47      $    0.33
                                                       ========================

Shares used to compute earnings per share                 29,879         29,879
                                                       ========================


CONTACT:
Siliconix incorporated
Minh Nguyen, 408-567-8400 (Vice President and Controller) or
Vishay Intertechnology, Inc.
Robert Freece, 610-251-5252 (Executive Vice President)